As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-287364

Registration No. 333-279455

Registration No. 333-265876

Registration No. 333-262372

Registration No. 333-234210

Registration No. 333-226875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-287364

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-279455

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-265876

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-262372

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-234210

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-226875

UNDER

THE SECURITIES ACT OF 1933

CUSHMAN & WAKEFIELD Ltd.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization) Canon’s Court, 22 Victoria Street Hamilton, Bermuda (Address of Principal Executive Offices)	98-1896559 (I.R.S. Employer Identification No.) HM 12 (Zip Code)

CUSHMAN & WAKEFIELD LTD. FOURTH AMENDED & RESTATED OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN

CUSHMAN & WAKEFIELD LTD. THIRD AMENDED & RESTATED OMNIBUS NON-EMPLOYEE DIRECTOR SHARE AND CASH INCENTIVE PLAN

CUSHMAN & WAKEFIELD LTD. FIRST AMENDED & RESTATED EXECUTIVE DEFERRED COMPENSATION PLAN

DTZ JERSEY HOLDINGS LIMITED MANAGEMENT EQUITY INCENTIVE PLAN

(Full titles of the plans)

Noelle J. Perkins

Executive Vice President, Chief Legal Officer & Secretary

Cushman & Wakefield

225 West Wacker Drive

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 470-1800

(Telephone number, including area code, of agent for service)

Copies to:

Helena K. Grannis

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These post-effective amendments (the “Post-Effective Amendments”) are being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Cushman & Wakefield Ltd., a Bermuda exempted company (“New Cushman & Wakefield” or the “registrant”), as the successor issuer to Cushman & Wakefield plc, a public limited company incorporated in England and Wales (“Old Cushman & Wakefield”). Such succession occurred following the effectiveness, on November 27, 2025 (the “Effective Time”), of a United Kingdom court-approved scheme of arrangement (the “Scheme”). Pursuant to the Scheme, each Cushman & Wakefield ordinary share, nominal value $0.10 per share, of Old Cushman & Wakefield (the “Old Cushman & Wakefield Ordinary Shares”) was exchanged for one share of the equivalent common shares, par value $0.10 per share, of New Cushman & Wakefield (the “New Cushman & Wakefield Shares”), which resulted in New Cushman & Wakefield becoming the holding company of Old Cushman & Wakefield, its subsidiaries, affiliates and joint ventures. The Old Cushman & Wakefield Ordinary Shares were registered under the following registration statements on Form S-8 (together, the “Registration Statements”), but remain unissued or unsold under the Registration Statements, respectively:

1.

Registration Statement No.  333-287364, registering 3,800,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s 2018 Omnibus Management Share and Cash Incentive Plan, which was filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) on May 16, 2025.

2.

Registration Statement No.  333-279455, registering 3,500,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s 2018 Omnibus Management Share and Cash Incentive Plan and 400,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on May 16, 2024.

3.

Registration Statement No.  333-265876, registering 200,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on June 28, 2022.

4.

Registration Statement No.  333-262372, registering 13,300,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s 2018 Omnibus Management Share and Cash Incentive Plan, which was filed with the SEC on January 27, 2022.

5.

Registration Statement No.  333-234210, registering 400,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s Executive Deferred Compensation Plan, which was filed with the SEC on October 15, 2019.

6.

Registration Statement No.  333-226875, registering 4,859,890 Old Cushman & Wakefield Ordinary Shares issuable under the DTZ Jersey Holdings Limited Management Equity Incentive Plan, 10,492,618 Old Cushman & Wakefield Ordinary Shares issuable under a DTZ Jersey Holdings Limited RSU Agreement, 9,800,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s 2018 Omnibus Management Share and Cash Incentive Plan, and 200,000 Old Cushman & Wakefield Ordinary Shares issuable under Old Cushman & Wakefield’s 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on August 16, 2018.

In connection with the Scheme, New Cushman & Wakefield assumed Old Cushman & Wakefield’s obligations under each of the Omnibus Management Share and Cash Incentive Plan (as amended and restated on November 27, 2025), the Omnibus Non-Employee Director Share and Cash Incentive Plan (as amended and restated on November 27, 2025), the Executive Deferred Compensation Plan (as amended and restated on November 27, 2025), and the DTZ Jersey Holdings Limited Management Equity Incentive Plan (collectively, the “Plans”). As a result, New Cushman & Wakefield Shares shall be issuable under the Plans in lieu of Old Cushman & Wakefield Ordinary Shares.

New Cushman & Wakefield expressly adopts the Registration Statements as its own registration statements for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the Registration Statements. No additional securities are being registered under these Post-Effective Amendments.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which have been filed with the Commission, are incorporated in these Post-Effective Amendments by reference:

(a)	Old Cushman & Wakefield’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 21, 2025 and any amendment thereto.

(b)	Old Cushman & Wakefield’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the Commission on October 30, 2025 and any amendment thereto.

(c)	Old Cushman & Wakefield’s Current Reports on Form 8-K filed with the Commission since August 9, 2018 (other than portions of those documents furnished or otherwise not deemed to be filed).

(d)	The registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025.

(e)

The description of the securities included under “Description of the New Cushman & Wakefield Shares” in Part V-Additional Information of the definitive proxy statement of Old Cushman & Wakefield, filed with the Commission on September 4, 2025.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to these Post-Effective Amendments which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in these Post-Effective Amendments and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of these Post-Effective Amendments to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Post-Effective Amendments.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Bermuda law and the Registrant’s bye-laws (the “Bye-Laws”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) and of the Bye-Laws.

The Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Provisions in the Bye-Laws provide that New Cushman & Wakefield shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-Laws provide that New Cushman & Wakefield shareholders waive any claim or right of action that they have, both individually and on New Cushman & Wakefield’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer to recover any gain, personal profit or advantage to which such director is not legally entitled. Section 98A of the Companies Act permits New Cushman & Wakefield to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not New Cushman & Wakefield may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

New Cushman & Wakefield expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to New Cushman & Wakefield with respect to indemnification payments that it may make to such directors and officers.

New Cushman & Wakefield intends to enter into indemnification agreements with its directors. These agreements will require New Cushman & Wakefield to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to New Cushman & Wakefield, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

3.1	Memorandum of Association of Cushman & Wakefield Ltd. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

3.2	Bye-Laws of the registrant adopted by Old Cushman & Wakefield shareholders on November 27, 2025 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

5.1*	Opinion of Appleby (Bermuda) Limited

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Appleby (Bermuda) Limited (filed as part of Exhibit 5.1)

24.1	Powers of attorney (included on the signature pages of these Post-Effective Amendments)

99.1	A&R Omnibus Management Plan (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

99.2	A&R Omnibus Non-Employee Director Plan (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

99.3	A&R Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statements.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 28th day of November 2025.

CUSHMAN & WAKEFIELD LTD.

/s/ Michelle MacKay
By: Michelle MacKay
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michelle MacKay as his or her true and lawful attorney-in-fact and agent, upon the action of either such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Cushman & Wakefield Ltd. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of these Post-Effective Amendments under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Post-Effective Amendments, and any amendments to such Registration Statements (including post-effective amendments), and to file or cause to be filed the same with all exhibits thereto and other documents in connection therewith with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file or cause to be filed the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed on the 28th day of November, 2025 by the following persons in the following capacities.

Signature	Title	Date

/s/ Michelle MacKay Michelle MacKay	Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	November 28, 2025

/s/ Neil Johnston Neil Johnston	Chief Financial Officer (Principal Financial Officer)	November 28, 2025

/s/ Laurida Sayed Laurida Sayed	Chief Accounting Officer (Principal Accounting Officer)	November 28, 2025

/s/ Michelle Felman Michelle Felman	Director	November 28, 2025

/s/ Jennifer McPeek Jennifer McPeek	Director	November 28, 2025

/s/ Timothy Wennes Timothy Wennes	Director	November 28, 2025

/s/ Jodie Watt McLean Jodie Watt McLean	Director	November 28, 2025

/s/ Billie Williamson Billie Williamson	Director	November 28, 2025

/s/ Susan Daimler Susan Daimler	Director	November 28, 2025

/s/ Stephen Plavin Stephen Plavin	Director	November 28, 2025

/s/ Angela Sun Angela Sun	Director	November 28, 2025

/s/ Rajesh Vennam Rajesh Vennam	Director	November 28, 2025